P. O. BOX 717 PITTSBURGH, PA 15230-0717 (412) 787-6700

-- NEWS RELEASE --

CALGON CARBON ANNOUNCES FIRST QUARTER RESULTS

PITTSBURGH, PA - May 21, 2007 - Calgon Carbon Corporation (NYSE: CCC) announced results for the first quarter ended March 31, 2007.

The company reported net income of $2.0 million for the first quarter of 2007, as compared to a net loss of $1.4 million for the first quarter of 2006. Net income for the first quarter of 2007 consisted of income of $2.0 million from continuing operations and $0.0 million from discontinued operations. On a fully diluted share basis, earnings per common share for the first quarter of 2007 were $0.05, consisting of earnings per common share from continuing operations of $0.05 and $0.00 per common share from discontinued operations.

The net loss for the first quarter of 2006 consisted of a loss from continuing operations of $3.0 million and income from discontinued operations of $1.6 million. On a fully diluted share basis, the net loss per common share for the first quarter of 2006 was $0.04, consisting of a loss of $0.08 per common share from continuing operations and earnings per common share of $0.04 from discontinued operations.

For the first quarter of 2007, income from operations was $4.9 million versus a loss of $1.2 million for the comparable period in 2006.

Net sales from continuing operations for the first quarter of 2007 were $83.0 million versus first quarter 2006 net sales from continuing operations of $76.6 million, an increase of 8.4%. Currency translation had a $2.3-million positive impact on sales for the first quarter of 2007 due to the stronger Euro and the British Pound Sterling.

For the first quarter of 2007, sales for the Activated Carbon and Service segment increased by 5.4% versus the first quarter of 2006. The increase was primarily due to higher pricing and demand for activated carbon/service products in the potable water and environmental water treatment markets. Equipment sales increased by 29.9% in the first quarter of 2007 versus the first quarter of 2006, due to higher demand for carbon adsorption and ion exchange systems. A 14.5% increase in Consumer sales for the first quarter of 2007 was attributable to higher demand for activated carbon cloth.

Net sales less the cost of products sold as a percentage of net sales for the first quarter of 2007 was 29.6% versus 25.0% for the first quarter of 2006. The increase was primarily due to higher pricing on certain carbon and service products.

Selling, administrative and research expenses for the first quarter of 2007 decreased slightly versus the first quarter of 2006, as higher employee related charges were offset by lower legal expenses.

The company recorded its first quarter 2007 tax provision at a 70.8% rate which approximates its annual estimated rate. The income tax rate is impacted by incurring tax liabilities in foreign jurisdictions without benefit of a foreign tax credit in the U.S., the expiration of the Extraterritorial Income Exclusion, the recording of tax contingencies for uncertain tax positions, the projection of taxable income by tax jurisdiction, and an increase in income generated by the Company’s Japanese joint venture.

Equity in income from equity investments was $1.0 million for the first quarter of 2007 versus $0.2 million for the comparable period in 2006. The increase was primarily due to lower cost of products sold and a favorable mix for products manufactured by the company’s joint venture with Mitsubishi Chemical Company in Japan.

Calgon Carbon’s board of directors did not declare a quarterly dividend.

Commenting on the quarter, John Stanik, Calgon Carbon’s chairman, president and chief executive officer, said, “We are pleased with first quarter results, as they mark Calgon Carbon’s return to profitability following successful completion of our re-engineering program and efforts to restore fair market prices for our activated carbon products. Increasing revenues and lower legal expenses were key factors in the company’s first quarter performance. We expect that these drivers will continue to have a favorable impact on results throughout the rest of 2007.”

Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making air and water cleaner and safer.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. This document contains certain statements that are forward-looking relative to the company's future strategy and performance. They involve known and unknown risks and uncertainties that may cause the company's actual results in future periods to be materially different from any future performance.

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For more information, contact Gail Gerono at 412 787-6795.

Calgon Carbon Corporation
Condensed Consolidated Statement of Income
(Dollars in thousands except per share data)
(Unaudited)

	Quarter Ended
	March 31,
	2007	2006

Net Sales	$83,030	$76,579

Cost of Products Sold	58,424	57,411

Depreciation and Amortization	4,261	4,798

Selling, Administrative & Research	15,434	15,569

Restructuring Charge	-	6

	78,119	77,784

Income (Loss) from Operations	4,911	(1,205)

Interest Income (Expense) - Net	(1,148)	(1,488)

Other Income (Expense) - Net	(403)	(844)

Income (Loss) from Continuing Operations Before
Income Taxes and Equity Income	3,360	(3,537)

Income Tax Provision (Benefit)	2,380	(345)

Income (Loss) from Continuing Operations Before
Equity Income	980	(3,192)

Equity in Income from Equity Investments	1,054	203

Income (Loss) from Continuing Operations	2,034	(2,989)

Income from Discontinued Operations	-	1,575

Net Income (Loss)	$2,034	$(1,414)

Net Income (Loss) per Common Share
Basic and diluted:
Income (Loss) from Continuing Operations	$.05	$(.08)
Income from Discontinued Operations	$-	$.04
Net Income (Loss)	$.05	$(.04)

Weighted Average Shares
Outstanding (Thousands)
Basic	40,225	39,855

Diluted	42,661	39,855

Calgon Carbon Corporation
Segment Data - Continuing Operations:

Segment Sales	1Q07	1Q06

Carbon and Service	68,683	65,185
Equipment	10,966	8,441
Consumer	3,381	2,953

Total Sales (thousands)	$83,030	$76,579

Segment
Operating Income (loss)*	1Q07	1Q06

Carbon and Service	8,473	5,048
Equipment	(129)	(1,659)
Consumer	828	210

Total Income from
continuing operations (thousands)	$9,172	$3,599

*Before depreciation, amortization, and restructuring charges